Exhibit 10.3

ALCOA USA CORP.

NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN C

(as adopted effective August 1, 2016)

Alcoa USA Corp. has adopted the following Alcoa USA Corp. Nonqualified Supplemental Retirement Plan C (this “Excess Plan”) effective August 1, 2016. Effective August 1, 2016, in anticipation of its separation into two separate publicly-traded companies, Alcoa Inc. separated the Alcoa Inc. Employees’ Excess Benefits Plan C (the “Predecessor Plan”) into two separate plans: this Excess Plan and the Predecessor Plan (renamed Arconic Employees’ Excess Benefits Plan C). No person is entitled to a benefit under both plans. This Excess Plan is intended as a continuation of the Predecessor Plan for the Participants covered by this Excess Plan and recognizes Retirements and service accrued under the Predecessor Plan.

This Excess Plan is for the exclusive benefit of selected management and highly compensated employees, whose pension benefits calculated under certain qualified and non-qualified plans does not take into account certain deferred compensation amounts.

ARTICLE I - DEFINITIONS

1.1 The following terms have the specified meanings:

“Additional Compensation” means any amount which the Participant has irrevocably elected to defer under one or more of the following: (1) the Incentive Compensation Plan of the Company, not including any gain or loss thereon, (2) the Alcoa USA Corp. Deferred Compensation Plan, not including any gain or loss thereon, or (3) the Performance Pay Plan of the Company, not including any gain or loss thereon.

“Annual Compensation” means the total payments made by the Company and by any Subsidiaries during a calendar year for services rendered as an employee, except as otherwise provided by contractual agreement, other than living and similar allowances and premium pay and payments made for specific purposes as determined under supplemental rules adopted by the Company. Annual Compensation will include any amounts by which the Participant has elected to reduce his or her salary under the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. (or any predecessor plan) or under any cash or deferred arrangement established under Section 401(k) of the Code, and will include any Additional Compensation. “Special Payments” within the meaning of the Alcoa USA Corp. Deferred Compensation Plan are not treated as Annual Compensation.

“Average Final Compensation” means the average Annual Compensation as determined under the Rule of the Salaried Pension Plan in which the Participant participates.

“Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Benefits Management Committee of the Company, which has been delegated by the Board of Directors to have the discretionary authority to interpret and administer this Excess Plan.

“Company” means Alcoa USA Corp., a subsidiary of Alcoa Inc., which is anticipated to be spun off from the Alcoa Inc. controlled group of corporations as part of Alcoa Corporation in the second half of 2016.

“Excess Plan” means the Alcoa USA Corp. Nonqualified Supplemental Retirement Plan C, adopted by the Company as described herein or as from time to time hereafter amended.

“Other Plans” means the Salaried Pension Plan, any defined benefit retirement plan of any affiliate or subsidiary of the Company, Alcoa Corporation, the Alcoa USA Corp. Excess Benefit Plan and Alcoa USA Corp. Nonqualified Supplemental Retirement Plan B (“Excess B”), or such similar plan of any affiliate or subsidiary of the Company, as any presently exist or may exist in the future.

“Participant” means, on or after August 1, 2016, any employee of the Company or any participating affiliate or subsidiary of the Company who meets one or more of the following requirements:

(1) retires or dies while covered under Excess B, or

(2) has Additional Compensation and is a participant in the Salaried Pension Plan, or

(3) on or after January 1, 1989, and before August 11, 2014, retired, died or terminated employment while covered under the Salaried Pension Plan, and immediately prior to retirement, death or termination was in a job grade of 19 or above, or

(4) on or after August 11, 2014, retires, dies or terminates while covered under the Salaried Pension Plan, and immediately prior to retirement, death or termination is in a job band of 35 or above, or an equivalent of such job bands as determined by the Company.

Effective January 1, 2008, any employee who as of December 31, 2007 was a participant in Rule IC of the Salaried Pension Plan and is in a job grade of 27 or above, or an equivalent of such job grade as determined by the Company, is excluded from participation in this Excess Plan but will be eligible under the Alcoa USA Supplemental Pension Plan for Senior Executives (prior to August 1, 2016 named the Alcoa Supplemental Pension Plan for Senior Executives). “Participant” shall not include any person who is a participant in the Arconic Employees’ Excess Benefits Plan C.

“Pension Service” means the service used to calculate the Participant’s monthly retirement benefit under the Salaried Pension Plan.

“Predecessor Plan” means Alcoa Inc. Employees’ Excess Benefits Plan C, as amended and restated effective as of December 31, 2007, as amended, and renamed effective August 1, 2016, as Arconic Employees’ Excess Benefits Plan C.

“Reduced Average Final Compensation” means Average Final Compensation which is calculated by reducing each year’s Annual Compensation used by one-half of the amount, if any, received by a Participant from the Incentive Compensation Plan and the Performance Pay Plan of the Company.

“Retirement” or “Retires” means the termination of employment after attainment of a specified age and specified service as determined under Normal or Early Retirement type under the Salaried Pension Plan Rules or Excess B. Notwithstanding the foregoing, “Retirement” also includes termination of active employment under a Disability Retirement under the Salaried Pension Plan Rules, and such disability must also comply with Section 409A of the Code and the regulations promulgated thereunder for purposes of this Excess Plan. “Retirement” shall also mean any retirement as may be defined under any executive severance agreement entered into between the Company and a Participant to the extent it otherwise complies with termination of employment for purposes of Section 409(A) of the Code.

“Salaried Pension Plan” means the Pension Plan for Certain Salaried Employees of Alcoa USA Corp. as now in effect and as from time to time hereafter amended. References to the Salaried Pension Plan prior to August 1, 2016, shall be references to Alcoa Retirement Plan I.

“Short Term Applicable Rate of Interest” shall mean the rate prescribed for January of the year of retirement under Section 1274(d) of the Code.

“Specified Employee” means an employee as defined under written guidelines adopted by the Company, which comply with Section 409A of the Code and any regulations promulgated thereunder.

“Surviving Spouse” means a deceased Participant’s spouse who is entitled to receive surviving spouse benefits under the Salaried Pension Plan or Excess B. For any Participant retiring with a benefit under this Excess Plan or the Predecessor Plan on or after January 1, 2012, the term Surviving Spouse in the Plan and the Predecessor Plan includes a Surviving Domestic Partner as defined in the Salaried Pension Plan who is designated as a beneficiary under Alcoa Retirement the Salaried Pension Plan.

ARTICLE II - BENEFITS

2.1 Effective January 1, 2008, the benefit payable under this Excess Plan or the Prior Plan to a Participant who retires or terminates with a vested benefit on or after January 1, 2008 under the Salaried Pension Plan – Rules IC, ID, IE, IF, IG, IH, IJ, IM, IN, IP or Excess B as it relates to the foregoing Rules, is equal to the portion of pension benefits in pay status that would have been payable had the Salaried Pension Plan used Annual Compensation in determining the pension benefit, without regard to Section 401(a)(17) of the Code. The pension otherwise payable under this Excess Plan will be subject to offsets for payments made from Other Plans.

Effective at the close of business on December 31, 2011, the Salaried Pension Plan, Rule IC was amended to stop future accruals of age and service for purposes of calculating the amount of a 70/80 Retirement or a Rule of 65 Retirement for any Participant in a job grade 19 or above on October 1, 2012. Effective January 1, 2012, the Predecessor Plan was amended to provide a 70/80 Retirement for age and service accrued on or after January 1, 2012, including any applicable Supplemental Pension (as such terms are described under the Salaried Pension Plan, Rule IC), for any such impacted Participant who meets the age, service and other contingent eligibility requirements for such Retirement and Supplement on or after that date under this nonqualified Plan; subject to any offset for 70/80 Retirement made under Rule IC (including an offset for any 70/80 Retirement provided due to a Change in Control).

2.2 Notwithstanding the foregoing Section 2.1, the following formulas will also continue to apply through December 31, 2012, for anyone who is a Participant as of December 31, 2007. Effective December 31, 2012, the formulas will be frozen as to any additional accruals. Anyone who becomes a Participant after December 31, 2007, will only receive accruals under Section 2.1, and will be ineligible for the following formulas:

A. FORMULA 1 –

(1) for participants who retire on or after January 1, 1989 and are eligible under the Salaried Pension Plan – Rules IC, ID, IE, IF, IG, IH, or IJ, or Excess B as it relates to the foregoing Rules, the portion of pension benefits in pay status that would have been payable for that month to a Participant under the Salaried Pension Plan at the time Pension Service terminates, had the Salaried Pension Plan used Annual Compensation in determining the pension benefit; however, Annual Compensation is subject to the limits provided for in Section 401(a)(17) of the Code, through 1993, and $250,000 thereafter, or

(2) for participants who retire under the Salaried Pension Plan – Rules IM, IN, or IP, or Excess B as it relates to Rules IM, IN, or IP, the portion of pension benefits in pay status that would have been payable for that month to a Participant under the Salaried Pension Plan at the time Pension Service terminates, had the Salaried Pension Plan used Annual Compensation in determining the pension benefit, without regard to Section 401(a)(17) of the Code.

B. FORMULA 2 - for participants who retire on or after January 1, 1989, and are eligible under the Salaried Pension Plan, Rule IC, or Excess B as it relates to Rule IC, the amount of pension benefits which would have been payable to the Participant using the formula contained in the Salaried Pension Plan, Rule IC, effective December 31, 1988, had the Salaried Pension Plan, Rule IC used Annual Compensation in determining the pension benefit, or

C. FORMULA 3 - for participants who retire on or after January 1, 1989 under the Salaried Pension Plan, Rule IC, or Excess B as it relates to Rule IC, one-twelfth of the following:

(1)    a. 1.7% of Reduced Average Final Compensation for each year of Pension Service up to 30 years, plus

b. 1.3% of Reduced Average Final Compensation for each year of Pension Service in excess of 30, less

c. the projected earnings Social Security offset as defined in the Salaried Pension Plan, Rule IC as of December 31, 1988,

less the amount determined in the following paragraph (2) a. and b, or (3) a. and b., as applicable.

(2)    a. for Participants who retire prior to attaining age 62 on any type of pension provided under the Salaried Pension Plan, Rule IC, or pension equivalent under Excess B as it relates to Rule IC (other than a 55/10 pension or deferred vested pension), a reduction which equals one percent (1%) for each year, and prorated monthly for a partial year, said retirement precedes age 62, times the amount calculated in the foregoing paragraph (1), plus

b. any and all applicable reductions and offsets in accordance with the provisions of the Salaried Pension Plan, Rule IC, or of Excess B as it relates to Rule IC, (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity).

(3)    a. for Participants who retire prior to attaining age 62 on a 55/10 pension or deferred vested pension, the Salaried Pension Plan, Rule IC, actuarial reduction to provide for payment prior to age 62, times the amount calculated in the foregoing paragraph (1), plus

b. any and all applicable reductions and offsets in accordance with the provisions of the Salaried Pension Plan, Rule IC, or Excess B as it relates to Rule IC (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity).

D. The pension otherwise payable under Formulas 1, 2 or 3 will be subject to offsets for payments made from Other Plans.

2.3 A benefit payable under this Excess Plan to the Surviving Spouse:

A. of a deceased retiree, will be 50% of the pension payable to the retiree on the retiree’s date of death, subject to offset for payments made from Other Plans.

B. of an employee who dies while accruing Pension Service, will be 50% of the pension calculated under paragraph 2.1, (or if applicable, the greater of: Formula 1, Formula 2 or Formula 3 (excluding paragraphs 2.2 C. (2), as applicable) on the employee’s date of death, subject to the offset for payments made under Other Plans.

C. of an employee who terminates with only rights to a deferred vested pension, will be 50% of the pension calculated under paragraph 2.1, (or if applicable, the greater of Formula 1, Formula 2 or Formula 3, as applicable) on the date that the employee’s Pension Service is terminated, subject to the offset of payments made under Other Plans.

2.4 Where the benefits under the Other Plans are not payable solely in the form of monthly pension benefits over the same time period, the Committee will, if necessary, adjust the benefits payable under this Excess Plan so that the Participant or Surviving Spouse is neither advantaged nor disadvantaged for pension purposes.

2.5 Benefits payable to a Participant who retires or to a Surviving Spouse under this Excess Plan in conjunction with benefits payable under any specific Other Plans will commence concurrently with benefits payable to said Participant or Surviving Spouse under such Other Plans. Upon the cessation of payment of benefits to a Participant or Surviving Spouse under any Other Plans, benefits payable under this Excess Plan in conjunction with benefits payable under said Other Plans will concurrently cease.

2.6 This Excess Plan will not be construed as conferring any rights upon any Participant for continuation of employment with the Company or any affiliate or subsidiary of the Company, nor will it interfere with the rights of the Company or an affiliate or subsidiary of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action might have upon such Participant as a prospective recipient of benefits under this Excess Plan.

2.7 No benefit under this Excess Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that any exceptions to the non-alienation provisions in the Salaried Pension Plan, will also apply to benefits hereunder

2.8 Notwithstanding the foregoing provisions of this Article II, all Benefits not in pay status as of January 1, 2009, under the Predecessor Plan, will be payable under this Excess Plan in monthly installments as provided below:

a. Benefits will be payable commencing on the last day of the month of

i) a Participant’s Retirement, or

ii) to the extent the Participant is not eligible for Retirement, but is otherwise vested in the Salaried Pension Plan, the later of:

x) termination of vesting service as provided in the Salaried Pension Plan, or

y) attainment of age 55, or

z) such other date as irrevocably elected in writing by the Participant under the Predecessor Plan prior to December 31, 2008.

b. Notwithstanding the foregoing, to the extent the Participant is a Specified Employee, such monthly installment will commence on the last day of the seventh month following the date determined in a. above, and will be paid retroactively to the date determined in a. above, and will include interest accrued on the missed payments. “Interest” means the interest calculated using the Short Term Applicable Rate of Interest in effect as of January of the year of retirement.

c. The determination of any Benefit payable with respect to Participant who Retires pursuant to the terms of an executive severance agreement, will include any service credit provided by such agreement for purposes of determining vesting and eligibility, but not benefit accrual.

d. i) The form of payment of Benefit paid to a Participant who has a Surviving Spouse as defined under the Salaried Pension Plan, is a joint and survivor annuity, in which the Participant’s Benefit paid during his or her lifetime is reduced, and an amount equal to 50% of the Benefit amount received by the Participant is paid to the Surviving Spouse. There are no optional forms of payment or Qualified Optional Survivor Annuities (as that term is described in the Salaried Pension Plan) under this Excess Plan.

To the extent a Participant dies before his or her payments have begun, payments to the Surviving Spouse will be as follows:

1) If the Participant was a Participant in Rule IM of the Salaried Pension Plan, and dies while accruing pension service, the survivor annuity under this Excess Plan will begin the later of: a) the month following the Participant’s death or b) the month after the Participant would have turned age 55.

2) If the Participant was a Participant in Rule IC or Rule IN of the Salaried Pension Plan, and dies while accruing pension service, the survivor annuity under this Excess Plan will begin the month following the Participant’s death.

3) If the Participant dies after pension service has terminated, the survivor annuity under this Excess Plan will begin the later of: the month following the Participant’s death or the month after the Participant would have turned age 55.

ii) The form of payment of Benefits paid to a Participant who has no Surviving Spouse on the date payment of Benefits commence is a single life annuity as described in the Salaried Pension Plan.

e. If a Participant is receiving payments under this Excess Plan and is subsequently reemployed by the Company, payments under this Excess Plan shall continue regardless of the cessation of the Participant’s monthly Pension payments due to such reemployment under the Salaried Pension Plan.

2.9 Notwithstanding any provision to the contrary in this Excess Plan, if at any time the present value of a Participant’s nonqualified benefits under all nonqualified defined benefit plans of the Company, not otherwise payable under the provisions of the Plan, shall be equal to or less than the Code Section 402(g) limit in effect at the time of any payment event (for 2016, $18,000 or less and as adjusted from time to time by the Internal Revenue Service), the Company may, in the sole and absolute discretion of the Company, elect to distribute the entire benefit to the Participant in the form of a lump sum payment, in lieu of any other benefit payable under the Plan. The present value shall be determined by the Company, in the Company’s sole and absolute discretion, using reasonable actuarial assumptions. The distribution of the lump sum shall be made as soon as reasonably practicable, but no later than ninety (90) days after a payment event or two and one-half (2 1⁄2) months after the year of the payment event, whichever is later. This payment shall extinguish any and all liability under this Excess Plan and any and all the plans from which the lump sum is provided.

ARTICLE III - CONTRIBUTIONS

3.1 Benefits payable hereunder will be payable out of general assets of Alcoa Corporation, the Company or another subsidiary of Alcoa Corporation that is a participating employer in this Excess Plan, and no segregation of assets for such benefits will be made. The right of a Participant or a Surviving Spouse to receive benefits under this Excess Plan will be an unsecured claim against said assets.

ARTICLE IV - ADMINISTRATION OF EXCESS PLAN

4.1 The general administration of this Excess Plan will be by the Committee. The Committee’s discretion with respect to this Excess Plan includes the authority to determine eligibility under all provisions, correct all defects, supply all omissions, reconcile all inconsistencies in this Excess Plan, ensure all benefits are paid in accordance to this Excess Plan, interpret plan provisions for all Participants or Surviving Spouses, and decide all issues of credibility necessary to carry out and operate this Excess Plan. Benefits under this Excess Plan will be paid only if the Committee in its sole and absolute discretion decides that the applicant is entitled to them. All actions, decisions, or interpretations of the Committee are conclusive, final, and binding.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 This Excess Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by the Board of Directors, including the Committee, provided, however, that no amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s rights with respect to benefits that are payable or may become payable under Article II hereof based upon said Participant’s Additional Compensation as of the date of such amendment, suspension termination.

ARTICLE VI - CONSTRUCTION

6.1 This Excess Plan will be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania except as modified by any applicable law.

ARTICLE VII- CHANGE IN CONTROL

7.1 Provisions Upon Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, as that term is defined in the Salaried Pension Plan, neither the Company, the Board of Directors, the Committee, or other designee of the Board of Directors, may, during the three-year period commencing on the date that the Change in Control occurs:

a. Amend, modify, or terminate this Excess Plan, except to the extent as may be legally required by any law or regulations prescribed thereunder, or any provision of the Code or any regulation prescribed thereunder; or

b. Reduce future Excess Plan benefits of any Participant.

ARTICLE VIII – CLAIMS AND APPEALS

8.1 If a claim by a Participant or Surviving Spouse is denied in whole or in part, the Participant or Surviving Spouse, or their representative will receive written notice from the plan administrator. This notice will include the reasons for denial, the specific Plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Participant or Surviving Spouse, or their representative, may file a written appeal for review of a denied claim to the Committee or its delegate. The process and the time frames for the determination claims and appeals are as follows:

a. The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

b. The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

c. The Participant or Surviving Spouse, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

d. The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

e. The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

8.2 In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the plan will notify the Participant or Surviving Spouse, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Participant or Surviving Spouse, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

8.3 Participants or Surviving Spouses, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the Excess Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice or any right to file such suit will be permanently foreclosed.